Page 1 of 26 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (AMENDMENT NO. 1)*

                Beyond.Com Corp. (formerly, Software.Net Corp.)
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
            ------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                        08860E101 (formerly, 83403E108)
            ------------------------------------------------------
                                (CUSIP NUMBER)

                                  December 31, 1998
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
      -
      X  Rule 13d-1(c)
      -
         Rule 13d-1(d)
      -

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 08860E101          13G               Page 2 of 26 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                 0

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 08860E101          13G               Page 3 of 26 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 08860E101          13G               Page 4 of 26 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle
          (formerly Alpha Assurances Vie Mutuelle)
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.0%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 08860E101         13G                Page 5 of 26 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  o

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 08860E101          13G               Page 6 of 26 Pages
     1- NAME OF REPORTING PERSON
        AXA  (formerly AXA-UAP)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 08860E101          13G               Page 7 of 26 Pages
     1- NAME OF REPORTING PERSON
        THE EQUITABLE COMPANIES INCORPORATED

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        1,928,694

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   1,928,694

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 8 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               1,928,694
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          1,928,694

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,928,694

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.0%

 12.  TYPE OF REPORTING PERSON*
      CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 9 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,316,964
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,316,964

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,316,964

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.8%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 10 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Retail Capital Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,236,579
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,236,579

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,236,579

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.5%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 11 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 1,236,579
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            1,236,579

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,236,579

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      4.5%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 12 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Associates, LP

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   505,314
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              505,314

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                505,314

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.8%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 13 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 505,314
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            505,314

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                505,314

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.8%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 14 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 368,475
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            368,475

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                368,475

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.3%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                      Page 15 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners - A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 136,839
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            136,839

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                136,839

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                     Page 16 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GRP Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  80,385
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             80,385

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 80,385

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                     Page 17 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  21,282
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             21,282

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 21,282

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                     Page 18 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ First ESC, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  21,282
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             21,282

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 21,282

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                     Page 19 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners Funding, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  85,134
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             85,134

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 85,134

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83403E108                13G                     Page 20 of 26 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Linda Fayne Levinson

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

         NUMBER OF      5.  SOLE VOTING POWER                    20,000
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                       0
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER               20,000
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER                  0

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 20,000

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.04%

 12.  TYPE OF REPORTING PERSON*
      IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 21 of 26 Pages
              Beyond.Com Corp.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              1195 W. Fremont Ave.
              Sunnyvale, CA  94087


    Item 2(a) and 2(b)
              Name of Person Filing and Address of Principal Business Office:

              AXA Conseil Vie Assurance Mutuelle
                  (formerly Alpha Assurances Vie Mutuelle)
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              as a group (collectively, the 'Mutuelles AXA').

              AXA (formerly, AXA-UAP)
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

              Global Retail Partners, L.P.
              2121 Avenue of the Stars, Los Angeles, CA 90067

              DLJ Capital Investors, Inc.,
              DLJ Diversified Partners, Inc.,
              DLJ Diversified Associates, LP,
              Global Retail Partners, Inc.,
              Retail Capital Partners, L.P.,
              DLJ LBO Plans Management Corporation,
              DLJ Diversified Partners, L.P.,
              DLJ Diversified Partners -A, L.P.,
              GRP Partners, L.P.,
              DLJ  First ESC, L.P.,
              Global Retail Partners Funding, Inc.
              277 Park Avenue,
              New York, NY 10172.

              Linda Fayne Levinson
              2121 Avenue of the Stars,
              Los Angeles, CA 90067.

              (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

                                                      Page  22 of 26 Pages


    Item 2(c) Citizenship:
              Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below:

              Mutuelles AXA and AXA France

    Item 2(d) Title of Class of Securities:
              Common Stock

    Item 2(e) CUSIP Number:
              08860E101

    Item 3.   Type of Reporting Person:
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

              AXA as a parent holding company.

              DLJ Capital Investors, Inc.            CO
              Global Retail Partners, Inc.           CO
              Retail Capital Partners, L.P.          PN
              Global Retail Partners, L.P.           PN
              DLJ Diversified Associates, LP         PN
              DLJ Diversified Partners, Inc.         CO
              DLJ Diversified Partners, L.P.         PN
              DLJ Diversified Partners - A, L.P.     PN
              GRP Partners, L.P.                     PN
              DLJ LBO Plans Management Corporation   CO
              DLJ First ESC, L.P.                    PN
              Global Retail Partners Funding, Inc.   PN
              Linda Fayne Levinson                   IN

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box.                                   [X]

                                                    Page 23 of 26 Pages
    Item 4. Ownership as of December 31, 1998:
                                                  (a) Amount
                                                 Beneficially      (b) Percent
                                                Owned (Shares):    of Class (1)
     The Mutuelles AXA, as a group                  1,928,694          7.0%
     AXA                                            1,928,694          7.0%
     The Equitable Companies Incorporated           1,928,694          7.0%
     DLJ Capital Investors, Inc. (8)                1,928,694          7.0%
     Global Retail Partners, Inc. (3), (6)          1,316,964          4.8%
     Retail Capital Partners, L.P. (3)              1,236,579          4.5%
     Global Retail Partners, L.P. (3)               1,236,579          4.5%
     DLJ Diversified Associates, LP (4), (5)          505,314          1.8%
     DLJ Diversified Partners, Inc. (4), (5)          505,314          1.8%
     DLJ Diversified Partners, L.P. (4)               368,475          1.3%
     DLJ Diversified Partners - A, L.P. (5)           136,839          0.5%
     GRP Partners, L.P. (6)                            80,385          0.3%
     DLJ LBO Plans Management Corporation (7)          21,282          0.1%
     DLJ First ESC, L.P. (7)                           21,282          0.1%
     Global Retail Partners Funding, Inc.              85,134          0.3%
     Linda Fayne Levinson (9)                          20,000          0.07%

     (1) Based on 27,349,201 shares outstanding as of December 3, 1998 as reported in the Company's Schedule 14A Proxy notice.
     (2) Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.
     (3) The general partner of Global Retail Partners, L.P. is Retail Capital Partners, L.P. and the managing general partner of Global Retail Partners, L.P. is Global Retail Partners, Inc.
     (4) The managing general partner of DLJ Diversified Partners, L.P. is DLJ Diversified Partners, Inc. and the associate general partner DLJ Diversified Partners, L.P. is DLJ Diversified Associates, LP.
     (5) The managing general partner of DLJ Diversified Partners -A, L.P. is DLJ Diversified Partners, Inc. and the associate general partner of DLJ Diversified Partners -A, L.P. is DLJ Diversified Associates, L.P.
     (6) The managing general partner of GRP Partners, L.P. is Global Retail Partners, Inc.
     (7) DLJ LBO Plans Management Corporation is the managing general partners of DLJ First ESC, L.P.
     (8) Includes shares of Common Stock beneficially owned by Global Retail Partners, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners -A, L.P., GRP Partners, L.P., DLJ First ESC, L.P. and Global Retail Partners Funding, Inc.
     (9) Represents options to purchase 20,000 shares of Common Stock held by Linda Fayne Levinson who is a principal of Global Retail Partners, L.P. and a director of the Company.

    ITEM 4. Ownership as of 12/31/98(CONT.)                 Page 24 of 26 Pages
       (c) Deemed Voting Power and Disposition Power:
                                              (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                            power to vote    power to vote    to dispose or to    power to dispose
                                            or to direct     or to direct        direct the       or to direct the
                                              the vote         the vote        disposition of      disposition of
     The Mutuelles AXA, as a group                   0        1,928,694                   0           1,928,694
     AXA                                             0        1,928,694                   0           1,928,694
     The Equitable Companies Incorporated            0        1,928,694                   0           1,928,694
     DLJ Capital Investors, Inc.                     0        1,928,694                   0           1,928,694
     Global Retail Partners, Inc.                    0        1,136,964                   0           1,136,964
     Retail Capital Partners, L.P.                   0        1,236,579                   0           1,236,579
     Global Retail Partners, L.P.                    0        1,236,579                   0           1,236,579
     DLJ Diversified Associates, LP                  0          505,314                   0             505,314
     DLJ Diversified Partners, Inc.                  0          505,314                   0             505,314
     DLJ Diversified Partners, L.P.                  0          368,475                   0             368,475
     DLJ Diversified Partners - A, L.P.              0          136,839                   0             136,839
     GRP Partners, L.P.                              0           80,385                   0              80,385
     DLJ LBO Plans Management Corporation            0           21,282                   0              21,282
     DLJ First ESC, L.P.                             0           21,282                   0              21,282
     Global Retail Partners Funding, Inc.            0           85,134                   0              85,134
     Linda Fayne Levinson                       20,000                0              20,000                   0
       (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                          Page 25 of 26 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

    Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:
         (X)  DLJ Capital Investors, Inc.
         (X)  Global Retail Partners, Inc.
         (X)  Retail Capital Partners, L.P.
         (X)  Global Retail Partners, L.P.
         (X)  DLJ Diversified Associates, LP
         (X)  DLJ Diversified Partners, Inc.
         (X)  DLJ Diversified Partners, L.P.
         (X)  DLJ Diversified Partners - A, L.P.
         (X)  GRP Partners, L.P.
         (X)  DLJ LBO Plans Management Corporation
         (X)  DLJ First ESC, L.P.
         (X)  Global Retail Partners Funding, Inc.

    (X)  Linda Fayne Levinson

                                                      Page 26 of 26 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: February 16, 1999   THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.